Exhibit 99.2

Marina Biotech Announces Organizational Changes

Company to Present Corporate Update at Biotech Showcase(TM) 2014

BOSTON, MA--(Marketwired - Jan 3, 2014) - Marina Biotech, Inc. (PINKSHEETS: MRNA), a leading oligonucleotide-based drug discovery and development company, announced today that Philip C. Ranker will join the Marina Biotech Board of Directors and that Richard T. Ho, M.D., Ph.D., will become the Chair of the Marina Biotech Scientific Advisory Board. Further, in an on-going effort to conserve resources as the company focuses on near term pharma collaboration opportunities, Mr. Ranker and Dr. Ho have resigned from their respective positions, Interim Chief Financial Officer and Executive Vice President, Research and Development, to pursue other opportunities. The finance function of the company will transition to an outside service provider.

"I want to thank both Phil and Richard for their dedication over the past two years and, most importantly, for the personal sacrifices they've endured to keep Marina Biotech moving forward," said J. Michael French, President and Chief Executive Officer. "Their decision to resign as employees and move into advisory roles is a tribute to their commitment to the company and expectation that Marina Biotech will bring novel therapeutics to underserved patient populations. Phil will support us as we transition the financial operations to an outside firm and initiate the necessary steps to complete our audit and regain regulatory compliance. We look forward to his continued input as a Board member. Richard will lead our SAB which I believe will take on a greater role in our future R&D collaborations. We continue to do all we can to move the company forward and believe the coming year will be a transformational year for Marina Biotech. We look forward to providing a corporate update at Biotech Showcase in San Francisco on January 15, 2014."

J. Michael French, President and CEO will present an update on the company at the upcoming Biotech Showcase™ 2014, on Wednesday, January 15, 2014 at 4:15 pm at the Parc 55 Wyndham San Francisco - Union Square at 55 Cyril Magnin Street, San Francisco, California.

About Marina Biotech, Inc.

Marina Biotech is an oligonucleotide therapeutics company with the broadest drug discovery platform in the sector providing the ability to develop proprietary single and double-stranded nucleic acid therapeutics including siRNAs, microRNA mimics, antagomirs, and antisense compounds, including messengerRNA therapeutics. The platform was built via a roll-up strategy to discover and develop any number of different types of nucleic acid therapeutics in order to modulate (up or down) a specific protein(s) which is either being produced too much or too little causing a particular disease. We believe that Marina Biotech is the only company in the sector with this breadth of capability, and as a result the platform has unique strengths as a drug discovery engine for the development of nucleic acid-based therapeutics for rare and orphan diseases. Further, we believe Marina is the only company in the sector that has a delivery technology in human clinical trials with differentiated classes of payloads, through licensees ProNAi Therapeutics and Mirna Therapeutics, delivering single-stranded and double-stranded nucleic acid payloads, respectively. Our novel chemistries and other delivery technologies have been validated through license agreements with Roche, Novartis, Monsanto, and Tekmira. The Marina Biotech pipeline currently includes a clinical program in Familial Adenomatous Polyposis (a precancerous syndrome) and two preclinical programs -- in bladder cancer and myotonic dystrophy. Marina Biotech's goal is to improve human health through the development of RNAi- and oligonucleotide-based compounds and drug delivery technologies that together provide superior therapeutic options for patients. Additional information about Marina Biotech is available at www.marinabio.com.

Forward-Looking Statements

Statements made in this news release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of Marina Biotech to obtain additional funding; (ii) the ability of Marina Biotech to attract and/or maintain manufacturing, research, development and commercialization partners; (iii) the ability of Marina Biotech and/or a partner to successfully complete product research and development, including preclinical and clinical studies and commercialization; (iv) the ability of Marina Biotech and/or a partner to obtain required governmental approvals; and (v) the ability of Marina Biotech and/or a partner to develop and commercialize products prior to, and that can compete favorably with those of, competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Marina Biotech's most recent filings with the Securities and Exchange Commission. Marina Biotech assumes no obligation to update and supplement forward-looking statements because of subsequent events.

Contact:

Marina Biotech, Inc.
J. Michael French
President and Chief Executive Officer
(425) 892-4322
admin@marinabio.com

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